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                                  SCHEDULE 14A
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                           VIMRx PHARMACEUTICALS INC.
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                (Name of Registrant as Specified in Its Charter)


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                                    $18,000
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                         SUPPLEMENT TO PROXY STATEMENT
                            DATED NOVEMBER 5, 1997

                               ----------------

                          VIMRX PHARMACEUTICALS INC.

                               ----------------

                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 16, 1997

                               ----------------

  The letter to stockholders on the reverse side hereof supplements the Proxy Statement of VIMRx Pharmaceuticals Inc. dated November 5, 1997.

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this Proxy Statement Supplement are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. Among the factors which could cause the results to differ from those contained in the forward-looking statements contained herein are the ability to gather and process the data and information requested on a timely basis, success of the Company's clinical trials, delays in receiving FDA or other regulatory approvals and the development of competing therapies and/or technologies by other companies.


       The date of this Proxy Statement Supplement is November 26, 1997.
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                          VIMRX PHARMACEUTICALS INC.
                             2751 CENTERVILLE ROAD
                                   SUITE 210
                                LITTLE FALLS II
                          WILMINGTON, DELAWARE 19808

                                                              November 26, 1997

Dear Stockholder:

  Last month, VIMRx Pharmaceuticals Inc. and Baxter Healthcare Corporation signed definitive agreements to form a new cell therapy company to develop and market innovative treatments for cancer and other life-threatening diseases. Since that announcement, we have received additional information related to the U.S. regulatory review and approval time line of the company's lead product.

  As background, the main product of the newly formed company will be the Isolex(R) 300 Cell Selection System which is used to isolate stem cells, the parent cells of all blood cells, from the blood or bone marrow. These cells can restore the patient's blood and immune systems which may be impaired by disease or as a result of aggressive cancer therapy. The Isolex(R) 300, and an integrated, fully automated machine--the Isolex(R) 300i, are approved and marketed in Europe. The first generation machine, the Isolex(R) 300, is currently under submission with the U.S. Food and Drug Administration (FDA) and regulatory authorities in Japan.

  Late last week, the FDA, in written communications to Baxter, requested the submission of additional data and information on the Isolex(R) 300 as a prerequisite to the FDA's processing of the application. Although approval cannot be assured, Baxter and VIMRx believe that the FDA's requests can be satisfactorily addressed and that an application amendment can be forwarded to the FDA within several months. Once data are submitted, the FDA then has 180 days to respond.

  It is also our intention to submit a supplemental application to the FDA to request approval of the Isolex(R) 300i Cell Selection System within the same time period. The application, and potential future approval of the Isolex(R) 300i, would be important because the fully automated machine provides additional user conveniences to the health care community.

  A request contained in the letter from the FDA is for additional clinical data on the reduction of tumor cells within the selected stem cell product from studies using both the Isolex(R) 300 and the Isolex(R) 300i. The requested information is currently being extracted from existing clinical data and will be forwarded to the FDA. The inclusion of these data in the application may enable the new company to strengthen the future labeling and marketing claims for both of the cell selection devices.

  In summary, the FDA has requested additional data before they can process the Isolex(R) 300 application. We believe that the regulatory questions are reasonable and can be responded to satisfactorily. A decision from the FDA is now anticipated in mid-1998. Finally, the new company will file a supplemental application for the Isolex(R) 300i automated cell selection device within a similar time frame--which would be an important development for the new company, healthcare community and patient populations.

  We continue to be very enthusiastic about the cell therapy business. Everything is on track to close the transaction in December 1997, pending VIMRx shareholder approval. As I have stated in the past, the alliance with Baxter and its future business prospects is a transforming event for VIMRx. If you have any questions, please call Laura A. Mastrangelo, Vice President of Corporate Communications, at 302-998-1734. Thank you for your interest in our growing business and your continued support.

                                Cordially,


                                /s/ Richard L. Dunning

                                Richard L. Dunning
                                President and Chief Executive Officer